Exhibit 99.1

NEWS RELEASE

Contact: Beci Brenton Beci.brenton@hii-co.com (202) 264-7143

PHOTO RELEASE—Huntington Ingalls Industries Announces

the 2016 Retirement of Chief Financial Officer Barbara A. Niland

and the Election of Christopher D. Kastner to Succeed Niland

NEWPORT NEWS, Va. (Oct. 30, 2015)—Huntington Ingalls Industries (NYSE:HII) announced today that its Board of Directors has elected Christopher D. Kastner to succeed Barbara A. Niland as the company’s chief financial officer and corporate vice president, business management, effective with Niland’s retirement on March 1, 2016.

“Barb has been a member of my team since she joined Northrop Grumman Newport News in 2004,” said HII President and CEO Mike Petters, “and was instrumental in HII becoming a publicly traded company in 2011. On a daily basis, and for many years, I’ve relied upon her financial acumen and sound judgment, and she always gives 110 percent to every project or task. She demonstrates excellent leadership and a great commitment to the men and women who make up the HII enterprise, and we will miss her.”

Kastner, who currently serves as corporate vice president and general manager, corporate development, will continue to report to Petters in his new role beginning next March. In this position, he will be responsible for directing the business strategy and processes in support of business growth and profitability goals. He will also have responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets, and mergers and acquisition. Additionally, he will provide oversight for segment business management, contracts, and estimating and pricing.

“Chris has been on my senior team for several years, and I’ve known and worked closely with him for even longer,” Petters said. “I look forward to working with him in his new role that is so very critical to our success. When he assumes the CFO position next year, he brings with him a set of finely honed financial, operational and strategic skills that will be important to our success as we guide HII into the future and create further value for our customers, shareholders and employees.”

Kastner has more than 25 years of experience in the financial and business development arenas. Prior to being named to his current position in August 2012, he served as vice president and CFO for HII’s Ingalls Shipbuilding division. He also served as vice president, business management, and CFO for Northrop Grumman Shipbuilding-Gulf Coast and as vice president, contracts and risk management, for Northrop Grumman Ship Systems. He began his career at Northrop Grumman working on the B-2 program and had various business management positions,

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

including working in the treasury organization negotiating strategic transactions. He has a bachelor’s degree in political science from the University of California at Santa Barbara and an MBA from Pepperdine University. He also completed an executive management course in mergers and acquisitions at Stanford University. He is on the board of directors for WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 public school districts, and serves on the board of trustees for Eastern Virginia Medical School.

Photos accompanying this release are available at: http://newsroom.huntingtoningalls.com/releases/niland-kastner-cfo.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of manufacturing, engineering and management services to the nuclear energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs approximately 37,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media